PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made as of January 22, 2011, by Petro Grande, LLC, a Delaware limited liability company ("Seller") and Blugrass Energy Inc., a Nevada corporation ("Buyer").

Seller owns certain property interests in the oil and gas lease (the "Lease") covering the lands described on Exhibit "A" attached hereto (the "Lands") located in Crockett County, Texas, and Seller desires to sell, and Buyer desires to purchase, all of Seller’s interest in the Properties (as defined below) pursuant to the terms of this Agreement (Seller’s interest is hereinafter referred to as the "Subject Interests").

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1.

Purchase and Sale/Effective Time.  Subject to the terms and conditions of this Agreement, Buyer agrees to purchase and assume from Seller and Seller agrees to sell, transfer, assign and convey to Buyer, the Subject Interests in the Properties set forth in Section  below, effective as of the Closing Date (the "Effective Time").

1.2.

Properties.  Unless otherwise excluded in this Agreement, the assets to be acquired by Buyer shall consist of the following (collectively, the "Properties" or individually, a "Property"):

(a)

The Lease, carried interests, licenses, permits (to the extent assignable), and other interests and agreements granting Seller the right to own, lease, explore, and/or develop Hydrocarbons (as defined below) in the Lands, all as more particularly described in Exhibit A, together with all other interests of Seller in and to the Lands subject thereto including, without limitation, working interests, net revenue interests, record title, operating rights, royalty interests, overriding royalty interests, and any other interests of a similar nature (collectively, the "Leasehold Interests");

(b)

All Hydrocarbons produced from or allocated to the Leasehold Interests or Lands as of the Effective Time.  For purposes of this Agreement, the term "Hydrocarbons" shall mean oil, gas well gas, casinghead gas, condensate, distillate, natural gas liquids, and all other liquid or gaseous hydrocarbons, and all components of any of them including products refined and manufactured therefrom and the accounts and proceeds from the sale thereof;

(c)

To the extent Seller may lawfully assign and convey the same, all documents and agreements relating to the Leasehold Interests or Lands, to the extent and only to the extent related thereto, including, without limitation: leases; operating agreements and gas balancing agreements; oil, gas, and condensate purchase and sale agreements; joint venture agreements; farmout agreements; farmin agreements; dry hole agreements; bottom hole agreements; acreage contribution agreements; area of mutual interest agreements; saltwater disposal agreements; servicing contracts; production purchase, gathering and processing agreements, third party contractor or supplier agreements, marketing agreements, and other contracts principally related to the Properties (collectively, "Contracts");

(d)

Any oil and gas, or oil, gas, and mineral unitization, pooling and communitization agreement, declaration, or order relating to the Leasehold Interests or Lands, and the units, pooled or communitized areas, if any, created thereby (including, without limitation, all units, pooled or communitized areas formed under orders, regulations, rules, or other official acts of any federal, state, or other governmental agency having or asserting jurisdiction); all production from the unit, pooled or communitized area allocated to the Leasehold Interests or Lands, and all interests in any wells within the unit, pooled or communitized area associated with the Leasehold Interests or Lands;

(e)

All franchises, easements, rights-of-way, contract rights, intangible rights, inchoate rights, rights under warranties made by prior owners of the Leasehold Interests or Lands, manufacturers, vendors, and other third parties, rights accruing under applicable statutes of limitation or prescription and other rights, estates, and hereditaments incident or relating to the Leasehold Interests, Lands or gas gathering and processing systems; and

(f)

Without limiting the foregoing, all of Seller's interests and estate, whether real, personal or mixed, movable or immovable, of every nature and description in and to or derived under the Leasehold Interests or Lands, whether such right, title, claim, or interest be under and by virtue of an oil and gas lease, oil, gas, and mineral lease, operating agreement, unitization, pooling, operating or communitization agreement, declaration or order, division order, transfer order, or any other type of contract, conveyance or instrument, or under and by virtue of any other type of claim or title to the Properties, present or reversionary.

1.3.

Excluded Assets.  Notwithstanding any provisions to the contrary herein, the Subject Interests shall not include (i) any personal property of Seller that is not principally used for the benefit of the Properties; and (ii) any seismic, geotechnical, or geophysical data under a license which Seller is not permitted to assign.

1.4.

Post Closing Agreements.  The parties agree that the following additional agreements shall constitute post closing conditions to the purchase and sale of the Subject Interests:

(a)

Upon completion of the acquisition, the Seller will grant to the Buyer an irrevocable option (the “Option”) to participate as a working interest owner in wells drilled on the remaining acreage held under lease by Seller in Val Verde County, Texas.  The lease acreage subject to the Option comprises 9,850 acres, and is held by the Seller as 87.5% working interest owner.  Accordingly, at such time as the Seller offers working interests (on a wellbore basis) to third-party investors, and during the term of the respective lease, the Buyer may exercise its Option to participate on an equivalent economic basis;

(b)

Upon completion of the acquisition, the Buyer shall change its name to Rio Grande Petroleum Inc. or such other name acceptable to the parties.

ARTICLE II
PURCHASE PRICE

2.1.

Purchase Price.  Purchase Price.  The purchase price for the Subject Interests is as set forth in this Section 2.01, adjusted pursuant to Sections 2.02 and 2.03 below (the "Purchase Price").  The Purchase Price shall be satisfied at Closing (as defined in Section 7.01) as follows:

(a)

the issuance of Buyer common shares, constituting approximately 75% of the issued and outstanding share capital of the Buyer, after giving effect to any share issuances effected by the Buyer in settlement of outstanding indebtedness under existing lines of credit (the "Payment Shares"); and

(b)

a term promissory note (secured by the Lease) in the principal amount of $3.5 million (the “Term Note”), and in the form attached hereto as Exhibit “C”.

2.2.

Purchase Price Adjustments.  The Purchase Price shall be adjusted at Closing as follows:

(a)

Upward Adjustments.  The Purchase Price shall be adjusted upward by the following:

(i)

any property taxes allocated to Buyer pursuant to Section 2.03;

(ii)

the aggregate amount of all operating expenditures with respect to the Leases paid by Seller in advance of the Effective Time, for periods after the Effective Time, pursuant to expenditure approvals by Seller's management ("AFEs") prior to such date; or incurred after the date of this Agreement with the consent of Buyer;

(iii)

amounts relating to payments owing to Seller arising under the Contracts which are to be received by Buyer after Closing; and

(iv)

any other amount agreed upon by Seller and Buyer.

(b)

Downward Adjustments.  The Purchase Price shall be adjusted downward by the following:

(i)

the amount attributable to any Casualty Loss (as defined in Section 6.01) prior to Closing;

(ii)

the aggregate amount of all operating expenditures paid by Buyer for periods prior to the Effective Time, pursuant to AFEs by Seller's management prior to such date; or incurred after the date of this Agreement with the consent of Seller;

(iii)

the amount, if any, for Title Defects (as defined in Section 10.02) in accordance with Sections 10.04 and 10.05; and

(iv)

any other amount agreed upon by Seller and Buyer.

All Purchase Price adjustments made as of Closing shall be set forth on a preliminary settlement statement ("Preliminary Settlement Statement") to be prepared jointly by Seller and Buyer at least two business days prior to Closing.  All Purchase Price adjustments on the Preliminary Settlement Statement shall be made based on actual numbers, or if such numbers are not available, on estimated numbers, with such estimates to be corrected to actual numbers in the Final Recap Statement (as defined in Section 8.02).  All Purchase Price Adjustments shall be made by means of an adjustment to the number of shares comprising the Payment Shares.

2.3.

Property Tax Proration.  Real estate and personal property taxes, if any, for the calendar year January 1, 2011, through December 31, 2011, shall be prorated to the Effective Time based upon actual property tax assessments.  Seller will assume responsibility for the actual payment to applicable government authorities of any unpaid property taxes not yet due, and shall have the right to recoup from Buyer, Buyer's pro-rata proportionate share thereof pursuant to this provision.

2.4.

Transaction Expenses.  The Purchase Price excludes any sales tax or other taxes required to be paid in connection with the sale of the Subject Interests pursuant to this Agreement.  Buyer shall be liable for all mortgage, sales and use taxes, gross receipts, conveyance, transfer, and recording fees and real estate transfer stamps or taxes or similar taxes, if any, that may be imposed on any transfer of property pursuant to this Agreement.  Buyer shall indemnify and hold Seller harmless with respect to the payment of any of these taxes or fees including any interest or penalties assessed thereon.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that:

3.1.

Organization and Standing.  Seller is a limited liability company, validly existing and in good standing under the laws of the State of Delaware.

3.2.

Authority.  Seller has the organizational power and authority to enter into and perform this Agreement and all other agreements and instruments executed in accordance herewith and to carry out the transactions contemplated herein and therein.

3.3.

Enforceability.  This Agreement and all other agreements and instruments executed in accordance herewith constitute the valid and binding obligation of Seller, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or laws concerning equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.4.

Legal Proceedings.  There is no claim, legal action, suit, litigation, arbitration, dispute or investigation, judicial, administrative or otherwise, or any order, decree or judgment, now pending or in effect, or, to the knowledge of Seller, threatened, that affects the ownership or operation of the Properties.

3.5.

Indebtedness.  Except as set forth on Schedule 3.05, the Properties are not subject to any instrument or agreement evidencing indebtedness for borrowed money, contingent or otherwise.

3.6.

Non-foreign Entity.  Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate for purposes of U.S. income taxation.

3.7.

No Violation or Conflict; Consents; Preferential Rights.

(a)

The execution, delivery and performance of this Agreement and all of the other documents and instruments contemplated hereby to which Seller is a party does not and will not (i) conflict with, violate or breach any laws, judgment, order, decree, rule or regulation binding on Seller, Seller's organizational documents, or any contract to which Seller is a party or by which it is bound or which is included in the Properties, or (ii) result in the breach of any term or condition of, or terminate or constitute a default or cause the acceleration of any obligation (with or without notice or lapse of time) under, any agreement or instrument to which Seller is a party or is otherwise bound.

(b)

There are no preferential rights to purchase attributable or with respect to any of the Properties that are applicable to or would otherwise affect the transactions contemplated hereby.

(c)

There are no consents, approvals or authorizations of any person or entity (excluding any of the foregoing customarily obtained following Closing), in each case, required to be obtained by Seller, including, without limitation, under any Contract, that are applicable to the transactions contemplated hereby.

3.8.

Title.  Set forth on Exhibit A is a true, correct and complete description of the Lease, together with a description of Seller's net revenue interest and working interest therein, and a list of the wells located on the Lands associated with and subject to the Lease.  Except as set forth on Schedule3.05, Seller owns, or as of the Closing will own, the Properties free and clear of any claim, lien, right, or encumbrance, except for Permitted Encumbrances (as defined in Section 10.02).

3.9.

Contracts.  Set forth on Schedule  is a true, correct and complete description of the Contracts.  Prior to the date hereof, Seller has provided Buyer with access to true and correct copies of all Contracts.  Except as is expressly set forth on Schedule : (i) each Contract is a valid and binding agreement of Seller, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, or other laws affecting creditors' rights generally or equitable principles; (ii) Seller has performed, and, to the knowledge of Seller, every other party has performed, each material term, covenant and condition of each of the Contracts that is to be performed by Seller or such other party at or before the date hereof; (iii) to the knowledge of Seller no event has occurred that would, with the passage of time or compliance with any applicable notice requirements or both, constitute a default by Seller or any other party, under any of the Contracts, except for such defaults that individually or in the aggregate are not reasonably expected to have a material adverse effect; and (iv) Seller does not intend, and Seller has not received notice that any other party to a Contract, to cancel or terminate such Contract.

3.10.

Lease Provisions.  As of the Closing, all Leasehold Interests are in force and effect and are maintained by their terms.  To the knowledge of Seller, accurate and timely payment of delay rentals have been made to maintain all Leasehold Interests in force and effect beyond the primary term of the Lease.  All rentals, royalties, overriding royalty interests and other payments due under each of the Leasehold Interests have been timely and accurately paid.

3.11.

Compliance with Law.  All material filings and notices relating to the Properties, or the ownership or operation thereof, required to be made by Seller with all applicable state and federal agencies have been made by or on behalf of Seller or if required to be made by any third party operator, to the knowledge of Seller, have been made by or on behalf of such operator.  Seller is not, and to the knowledge of Seller, no third party operator of the Properties is, in violation of any law with respect to the Properties, except for such violations as are not, individually or in the aggregate, reasonably expected to have a material adverse effect.

3.12.

Taxes.  There are no liens for taxes on the Properties, except for taxes not yet due, and there is no unpaid tax payable by Seller for which Buyer would become liable by reason of purchasing the Subject Interests in the Properties hereunder.  Seller has filed or will file all federal, state, local and other tax returns required to be filed by Seller in connection with its ownership or operation of the Properties and has paid or will pay all taxes shown as due on such tax returns.

3.13.

Environmental Matters.  Seller represents and warrants that as to the Properties, there are no pending or, to the knowledge of Seller, threatened (a) lawsuits, (b) notices of violation or notices of deficiency, (c) civil or criminal penalties, or (d) other unresolved orders based on any noncompliance with environmental laws.  Seller also represents and warrants that as to the knowledge of Seller, there are no material adverse environmental conditions existing on any of the Properties.

3.14.

Plugging and Abandonment.  There are no wells located on the Lands that:

(a)

Seller has received an order from any governmental authority requiring that such well be plugged and abandoned; or

(b)

have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each governmental authority having jurisdiction over the Properties.

3.15.

No Expenses Owed and Delinquent.  Except as set forth on Schedule 3.05, no material expenses (including bills for labor, materials and supplies used or furnished for use in connection with the Properties) are owed and delinquent in payment by Seller for which Buyer would be liable after the Effective Time.

3.16.

Securities Representation.  Seller is an experienced and knowledgeable investor and operator in the oil, gas, and processing business.  Seller confirms that it satisfies the criteria for accredited investors as defined by Regulation D of the Securities Act of 1933 (the “1933 Act”). The Payment Shares will not be registered under the 1933 Act in reliance upon the exemption from registration afforded by Rule 506 of Regulation D and/or Section 4(2) of the 1933 Act.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES BY BUYER

Buyer represents and warrants to Seller that:

4.1.

Organization and Standing.  Buyer is a company duly organized, validly existing and in good standing under the laws of the State of Nevada.

4.2.

Authorization.  Buyer has the power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein.

4.3.

Enforceability.  This Agreement and all other agreements and instruments executed in accordance herewith constitute the valid and binding obligation of Buyer, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or laws concerning equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.4.

Legal Proceedings.  Except as set forth on Schedule , there is no claim, legal action, suit, litigation, arbitration, dispute or investigation, judicial, administrative or otherwise, or any order, decree or judgment, now pending or in effect, or, to the knowledge of Buyer, threatened, that affects the ownership or operation of the assets of Buyer.

4.5.

No Violations.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (a) violate any provision of Buyer's organizational documents; (b) result in the breach of any term or condition of, or terminate or constitute a default or cause the acceleration of any obligation under, any agreement or instrument to which it is a party or is otherwise bound; or (c) to the knowledge of Buyer, violate any applicable judgment, decree, order, law, rule, or regulation.

4.6.

Securities Representation.  Buyer is an experienced and knowledgeable investor and operator in the oil, gas, and processing business and is acquiring the Properties for Buyer's own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the 1933 Act.

ARTICLE V
TITLE

Subject to the representations and warranties set forth in Article III and the provisions of Article X, title to the Subject Interests is being conveyed herein by assignment with special warranty of title for claims by, through and under Seller. The conveyance of the Subject Interests shall be made by a Assignment, Bill of Sale and Conveyance in the form attached as Exhibit "B" (the "Assignment").

ARTICLE VI
COVENANTS

6.1.

Casualty Loss.  Prior to Closing, if all or any portion of the Properties have been or are destroyed by fire, flood, storm, or other casualty of a similar nature, or shall be taken by condemnation or under the right of eminent domain (all of which are herein called "Casualty Loss"), Seller shall bear the risk of such Casualty Loss, and the Purchase Price shall be adjusted in accordance with Section 2.02(b).  The risk of Casualty Loss relating to the Subject Interests shall pass to Buyer as of Closing.

6.2.

Press Release. Neither party shall make any press release or other announcement in connection with this Agreement without the written consent of the other party and accommodating all reasonable requests of the other party regarding postponement or cancellation of such press release or announcement or the statements made in such press release or announcement.  Following such consultation and good faith attempt to make reasonable accommodations, either party may make any announcement or press release that it believes is either required by applicable law or the rules of any stock exchange.  This provision shall not apply to any filing with any governmental body or stock exchange required by law, rule, or regulation.

6.3.

Government Filings.  Buyer shall be responsible for all filings with state and federal agencies to evidence change of owner or operator.  On behalf of Buyer, Seller shall prepare change of owner/operator forms evidencing the change from Seller to Buyer on all Leasehold Interests included in the Properties owned by Seller.  Buyer shall execute all such forms so that they may immediately be filed with the appropriate authorities.  Buyer shall promptly provide Seller with the copies of all such filings that it makes and confirmation thereof when responses are received.  Buyer shall reimburse Seller for all filing and related fees incurred by Seller.

6.4.

Further Assurances; Consents; Preferential Rights.

(a)

Each of the parties hereto hereby agrees to use commercially reasonable efforts (i) to obtain, any and all approvals of governmental authorities in connection with the consummation of the transactions contemplated by this Agreement, (ii) to comply with all conditions and covenants applicable or related to it as contemplated by this Agreement, and (iii) to take all such other commercially reasonable actions as are necessary or advisable by it in order to cause it to be able to fulfill its obligations hereunder.

(b)

Seller shall exercise commercially reasonable efforts to obtain all such approvals and consents by third parties that are required to vest title to the Subject Interests in Buyer.  Unless such approvals and consents are customarily obtained after Closing, the failure to obtain such approval or consent as of Closing shall be deemed a Title Defect with respect to the Subject Interests affected and shall be subject to the remedies therefor set forth in  to this Agreement.

(c)

Seller shall exercise commercially reasonable efforts to obtain waivers of preferential rights to purchase the Properties prior to the Closing.  The failure to obtain such waiver of all preferential rights to purchase shall be deemed a Title Defect with respect to the Subject Interests affected and shall be subject to the remedies therefor set forth in  to this Agreement.

ARTICLE VII
CLOSING

7.1.

Time and Place.  The closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Seller in Vancouver, Canada  at 10:00 a.m., local time, on January 23, 2011 or such other date and time mutually agreeable to the parties (the "Closing Date").

7.2.

Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)

Representations, Warranties and Covenants.  The representations and warranties made by Seller in this Agreement shall be true and accurate in all material respects (if not qualified by materiality, material adverse effect or similar exception or qualifier) or in all respects (if qualified by materiality or material adverse effect) on and as of the Closing Date with the same effect as though such representations and warranties had been given on and as of the Closing Date.  Seller shall also have performed or complied with, in all material respects, all of its obligations under this Agreement which are to be performed or complied with by it as of the Closing.

(b)

No Injunction.  No order, decree, or ruling by any court or governmental agency shall be in effect or threatened (in writing) that enjoins, restrains, conditions or prohibits consummation of the transactions contemplated by this Agreement.

(c)

Environmental Inspection.  Buyer shall have completed all necessary environmental inspections of the Properties and determined the environmental condition of the Properties to be acceptable (as determined by Buyer in its sole reasonable discretion); provided that such environmental inspections shall not limit the representations and warranties or indemnification obligations of Seller with respect to the environmental condition of the Properties.

(d)

Delivery of Documents.  Seller shall have delivered to Buyer the documents and instruments identified in Section 7.04(a) below.

7.3.

Conditions to Obligations of Seller.  The obligation of Seller to consummate the transactions to be performed by it connection with the Closing is subject to satisfaction of the following conditions:

(a)

Representations, Warranties and Covenants.  The representations and warranties made by Buyer in this Agreement shall be true and accurate in all material respects (if not qualified by materiality, material adverse effect or similar exception or qualifier) or in all respects (if qualified by materiality or material adverse effect) on and as of the Closing Date with the same effect as though such representations and warranties had been given on and as of the Closing Date.  Buyer shall also have performed or complied with, in all material respects, all of its obligations under this Agreement which are to be performed or complied with by it as of the Closing.

(b)

No Injunction.  No order, decree, or ruling by any court or governmental agency shall be in effect or threatened (in writing) that enjoins, restrains, conditions or prohibits consummation of the transactions contemplated by this Agreement.

(c)

Regulatory Filings.  Buyer shall be current in its filings with the Securities and Exchange Commission.

(d)

Board Composition; Resignations.  At the Closing, the members of the Board of Directors of Buyer (currently John Kenney Berscht, Jeffrey Dunphy and Edward W. Karasek) shall take the following actions and in the following order, to be effective at the Effective Time: (i) increase the size of the Board of Directors of Buyer to five (5) persons; (ii) elect each of Abram Janz and Larry Maguire to the Board of Directors of Buyer to fill the newly-created vacancies; and (iii) deliver to Buyer their resignations as directors.  Additionally, at the Closing, the officers of Buyer shall deliver to Buyer their resignations as officers, including a waiver of any claims under their employment agreements.

(e)

Delivery of Documents.  Buyer shall have delivered to Seller the documents and instruments identified in Section 7.04(b) below.

7.4.

Deliveries at Closing.  In addition to the Preliminary Settlement Statement, which will be delivered by both parties, the following deliveries shall be made at Closing:

(a)

Seller Deliveries.  Seller shall deliver to Buyer:

(i)

An original of the Assignment, executed and acknowledged by Seller;

(ii)

A certificate of Seller, signed by Seller or an authorized officer of Seller, certifying that the conditions set forth in Section  have been satisfied;

(iii)

Executed letters in lieu of transfer or division orders on forms prepared by Buyer, and approved by Seller, directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Subject Interests, if any, to Buyer under this Agreement on and after Closing; and

(iv)

Such other documents, instruments and agreements reasonably requested by Buyer in order to consummate the transactions contemplated hereby.

(b)

Buyer Deliveries.  Buyer shall deliver to Seller:

(i)

An original of the Assignment, executed and acknowledged by an authorized officer of Buyer;

(ii)

A certificate of Buyer, signed by Buyer or an authorized officer of Buyer, certifying that the conditions set forth in Section  have been satisfied;

(iii)

All books and records of Buyer, including financial records and the codes required for Securities and Exchange Commission filings;

(iv)

The Purchase Price, consisting of the Payment Shares and the duly executed Term Note; and

(v)

Such other documents, instruments and agreements reasonably requested by Seller in order to consummate the transactions contemplated hereby.

ARTICLE VIII
POST-CLOSING AGREEMENTS

8.1.

Post-Closing Access.  After Closing, Buyer and Seller shall cooperate and afford each other access (including the right to copy) to the books and records relating to the Properties prior to the Effective Time, as may be reasonably requested by a party.

8.2.

Final Recap Statement; Settlement of Final Recap.

(a)

Within 90 days after the Closing, Seller shall provide to Buyer, for Buyer's review, a proposed final recapitulation settlement in the form of the Preliminary Settlement Statement (the "Final Recap Statement") to account for all adjustments to the Purchase Price known as of such date pursuant to Section 2.02 (the "Final Recap").  Buyer shall have the right, within 30 days after receipt of the Final Recap Statement, to review the Final Recap Statement.  If Buyer disagrees with the Final Recap Statement, Buyer and Seller shall use best efforts to reach agreement within 30 days following Buyer's review of the Final Recap Statement.

(b)

Should the parties be unable to resolve any disagreements relating to the Final Recap, such disagreement shall, at the earliest practicable date, be referred, by either or both of the parties, to an accounting firm mutually acceptable to Buyer and Seller (the "Accounting Firm"), along with all audit reports, work papers, schedules, and calculations related to the matter in dispute.  Within 25 days after such submission, the Accounting Firm shall issue a letter report determining the Final Recap, which shall be final and binding.  The Accounting Firm will not interpret the provisions of this Agreement unless otherwise agreed by Seller and Buyer.  Each party shall bear its own fees and expenses incurred in resolving any dispute under this Section 8.02, except for the fees of the Accounting Firm, which shall be borne equally by the parties.

(c)

Payment of any amounts owed under the Final Recap is due 10 days from the date Seller and Buyer agree on the Final Recap Statement, or 10 days from the determination of the Final Recap by the Accounting Firm, whichever is later.

8.3.

Performance Bonds, Guaranties, Etc.  With respect to any surety bonds, performance bonds, guarantees, or financial assurances relating to the Properties, on which Seller or its affiliates are principals or guarantors, Buyer shall cause such surety bonds, performance bonds, guarantees, or financial assurances to be replaced or otherwise released as promptly as possible, but not later than 10 days after the Closing.  Buyer shall reimburse Seller for any amounts paid by Seller with respect to such surety bonds, performance bonds, guarantees, or financial assurances related to periods on and after the Closing until replaced by Buyer's instruments.

8.4.

Recording.  Buyer shall be solely responsible for promptly recording the Assignment and any other instruments related to the conveyance of the Subject Interests, and shall promptly furnish Seller with the recording information.  All recording and filing fees shall be paid by Buyer.

8.5.

Contracts Requiring Consents.  If Seller and Buyer should be unable to obtain any consent required for the transfer of the Subject Interests in any Contract, Buyer's proportionate share of the Contract shall be held by Seller for the benefit of Buyer after Closing for its term and Seller shall provide Buyer with the economic benefits of such proportionate share of such Contract until or unless such consent is received or said Contract is terminated.

8.6.

Files and Records.  At Closing, Seller shall make available to Buyer, to the extent permitted, all files, records, contracts, agreements and data owned by or in the possession or control of Seller and directly relating to the Subject Interests, including without limitation, all land, lease, well, production, division and transfer order, prospect and title files and records, geological, geophysical, seismic, pressure data, decline curves, and other seismic data, to the extent and only to the extent not prohibited by existing contractual obligations with third parties or protected by attorney-client privilege; all of which Buyer may copy at its own expense.

8.7.

Plugging and Abandonment and other Lease or Surface Use Obligations.  Upon Closing, Buyer shall assume its proportionate share of all Plugging and Abandonment obligations associated with the Properties.  For purposes herein, "Plugging and Abandonment" shall mean, but not be limited to, all plugging and abandonment of wells, and associated removal of other property, the removal, capping, or burying of all associated flowlines, the restoration of the surface, site clearance, and any disposal of related waste materials.  Buyer shall also assume its proportionate share of all other Lease obligations and surface use obligations of whatsoever nature in connection with the Leasehold Interests and Lands.

8.8.

Assumption and Retention of Obligations.  Upon Closing, Buyer shall assume (as determined by the Subject Interests) all obligations (including obligations with respect to the environmental condition of the properties) arising from operations on the Properties after the Effective Time ("Assumed Obligations").

8.9.

Further Assurances.  Each party shall, from time to time at the request of the other, and without further consideration, execute and deliver such other instruments of sale, transfer, conveyance, assignment, clarification, and termination, and take such other action as the party making the request may require to effectuate the intentions of the parties, including those required to sell, transfer, convey and assign to, and vest in Buyer, and to place Buyer in possession of the Subject Interests, and to transfer, assign, or convey the Excluded Assets to Seller.  Seller intends to convey the Subject Interests at Closing; provided, however, in the event it is determined after Closing that: (a) any part of the Subject Interests was not in fact conveyed to Buyer, and that the title to any part of the Subject Interests is incorrectly in the name of Seller; or (b) any Excluded Asset is conveyed to Buyer and that the title to such Excluded Asset is incorrectly in the name of Buyer; then each party shall take all such action necessary to correctly convey any part of the Subject Interests to Buyer, or any part of the Excluded Assets to Seller.

8.10.

Tax Proceedings.  In the event Buyer or any of its affiliates receives notice of any examination, claim, adjustment, or other proceeding relating to the liability for taxes of or with respect to Seller for any period prior to the Effective Time, Buyer shall notify Seller in writing within three days of receiving notice thereof (or such lesser time if such notice given to Buyer requires action in less than three days).  As to any such taxes for which Seller is or may be liable, Seller shall, at Seller's expense, control or settle the contest of such examination, claim, adjustment, or other proceeding, and shall indemnify Buyer against all losses in connection therewith.  The parties shall cooperate with each other and with their respective affiliates in the negotiations and settlement of any proceeding described in this Section 8.10.

ARTICLE IX
DISCLAIMER

EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE III, SELLER HAS NOT MADE, DOES NOT MAKE, AND EXPRESSLY DISCLAIMS ANY WARRANTIES, REPRESENTATIONS, COVENANTS, OR GUARANTEES, EITHER EXPRESS OR IMPLIED, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, AS TO THE MERCHANTABILITY, HABITABILITY, QUANTITY, QUALITY, OR ENVIRONMENTAL OR PHYSICAL CONDITION OF THE PROPERTIES OR THEIR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE.  BUYER AFFIRMS THAT: (I) IT HAS INVESTIGATED AND INSPECTED THE PROPERTIES AND IS FAMILIAR AND SATISFIED WITH THEIR CONDITION, AND (II) HAS MADE ITS OWN DETERMINATION AS TO THE: (A) MERCHANTABILITY, HABITABILITY, QUANTITY, QUALITY, AND CONDITION OF THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, THE POSSIBLE PRESENCE OF HAZARDOUS MATERIALS OR OTHER ENVIRONMENTAL CONTAMINATION AND (B) THE PROPERTIES’ SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE.  BUYER HEREBY ACCEPTS THE PROPERTIES IN THEIR PRESENT CONDITION AND STATE OF REPAIR.  BUYER FURTHER ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY EXPLAINED TO BUYER AND THAT IT FULLY UNDERSTANDS AND ACCEPTS THE SAME.  BUYER ACKNOWLEDGES THAT NONE OF SELLER'S EMPLOYEES, AGENTS, OR REPRESENTATIVES HAS MADE ANY STATEMENTS OR REPRESENTATIONS CONTRARY TO THE PROVISIONS OF THIS ARTICLE IX.

EXCEPT AS SPECIFICALLY STATED HEREIN, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY TITLE OPINION, DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION, OR MATERIALS NOW, HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THE PROPERTIES INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE PROPERTIES, THE PRICING ASSUMPTIONS, THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, ANY OTHER MATTERS CONTAINED IN THE PROPRIETARY DATA, OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER'S EMPLOYEES, AGENTS, OR REPRESENTATIVES.  IN ENTERING INTO AND PERFORMING THIS AGREEMENT, BUYER HAS RELIED AND WILL RELY SOLELY UPON ITS INDEPENDENT INVESTIGATION OF, AND JUDGMENT WITH RESPECT TO, THE PROPERTIES AND THEIR VALUE.

ARTICLE X
INSPECTION AND TITLE

10.1.

Inspection.  In the period prior to the Closing Date ("Examination Period") the Seller has permitted the Buyer to inspect the Properties.  Within three days of the execution of this Agreement, Seller has provided Buyer with copies of all of the following documents, to the extent so requested by Buyer:  abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, operating records and agreements, well files, financial and accounting records, geological, geophysical, engineering and environmental records, in each case insofar as the same may now be in existence and in the possession of Seller.

10.2.

Title.  Buyer shall complete its review of title on or before expiration of the Examination Period.

(a)

As used herein, the term "Good and Defensible Title" shall mean, as to the Properties, ownership of leasehold, fee, or royalty interests, or other forms of property interests by virtue of which Seller can successfully defend against a claim to the contrary made by a third party, such that at closing (i) the Subject Interests are subject to no liens, encumbrances, or defects except those which are referenced on Schedule 3.05 and those which are Permitted Encumbrances, (ii) except as referenced on Schedule 3.05, Seller is not obligated to pay costs and expenses associated with Seller's interest greater than the working interest shown for such Properties on Exhibit A, and (iii) Seller is entitled to receive and retain from each of the Leasehold Interests not less than a sixty-five and five-eighths percent (65.625%) net revenue interest.  "Title Defect" means anything which causes Seller's title to the Properties to be less than Good and Defensible Title.

(b)

As used herein, the term "Permitted Encumbrances" shall mean:

(i)

Lessors' royalties, overriding royalties, reversionary interests, and other burdens affecting Seller's net revenue interest; provided that Seller's net revenue interest is not less than sixty-five and five-eighths percent (65.625%) as a result of such burdens;

(ii)

Preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which (A) waivers or consents are obtained from the appropriate parties; (B) the appropriate time period for asserting such rights has expired without an exercise of such rights; or (C) Buyer has otherwise agreed to treat such rights or consents as Permitted Encumbrances;

(iii)

Except as referenced on Schedule 3.05, materialmens', mechanics', repairmens', employees', contractors', operators', tax, and other similar liens or charges arising in the ordinary course of business:  (A) if they have not been filed pursuant to law or if they are liens or mortgages to be released at Closing; (B) if filed, payment is being withheld as provided by law; (C) if they are against a Property in which Seller owns only an undivided interest and they arise pursuant to operations governed by any agreement which disclaims the existence of joint and several liability, then in such a proportion as such lien or charge encumbers interests other than the undivided interest of Seller; or (D) if their validity is being contested in good faith by appropriate action, and Seller agrees to indemnify Buyer from all costs and expenses relating to such lien or charge and the related action;

(iv)

All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein;

(v)

Non-consent penalties applied against the interest of Seller arising under applicable operating agreements; provided that Seller's net revenue interest is not less than sixty-five and five-eighths percent (65.625%) as a result of such non-consent penalties;

(vi)

Easements, rights-of-way, servitudes, permits, surface leases, and other rights in respect of surface operations;

(vii)

Any Title Defects in which Buyer has waived or released or is deemed to have waived pursuant to the terms of this Agreement, including, without limitation, Sections 10.03 and 10.05 hereof;

(viii)

The terms and conditions of all leases, agreements, orders, instruments, documents, and other matters set forth on Schedule ; and

(ix)

Minor or technical imperfections of title, the existence of which would not reasonably be expected to affect the use of the property subject thereto, consistent with industry practice; provided that Seller's net revenue interest is not less than sixty-five and five-eighths percent (65.625%) as a result of such imperfections of title.

10.3.

Remedies for Title Defect.  If Buyer discovers a Title Defect and notifies Seller in writing of such Title Defect, including the value attributable to the Title Defect (the "Defect Value"), prior to expiration of the Examination Period, Buyer shall only be entitled to a reduction in the Purchase Price as follows:

(a)

Threshold.  There shall be no remedy for Title Defects if the aggregate Defect Value attributable to all such Title Defects does not exceed one percent of the Purchase Price (the "Title Deductible").

(b)

Title Defects.  As to any Title Defects exceeding the Title Deductible, if any, Seller shall have the right, but not the obligation, to (i) cure the Title Defect in accordance with Section , or (ii) reduce the Purchase Price in accordance with Section .  Seller shall provide Buyer with written notice of its election, and shall state whether Seller agrees with the Defect Value, as set forth in Buyer's notice, or if not, state Seller's Defect Value.  Buyer covenants that it will give notice to Seller of any Title Defects within forty-eight hours after such Title Defects are discovered (i.e. identified in a final title opinion or status report) and shall not wait until the end of the Examination Period to inform Seller of any such Title Defects.  If Buyer fails to notify Seller of a Title Defect prior to expiration of the Examination Period, such Title Defect shall be deemed waived by Buyer.

10.4.

Seller's Election Not to Cure.  If Seller is unable or elects not to cure a Title Defect of which Seller has been timely notified, then the affected Property shall, except as may otherwise be provided herein, be sold and conveyed to Buyer with the Purchase Price being adjusted by the diminution in value attributable to such Title Defect (the "Downward Defect Adjustment").  The Downward Defect Adjustment shall be determined as follows:

(a)

Where Seller agrees with the Defect Value as set forth in Buyer's notice, that value shall be the amount of the Downward Defect Adjustment.

(b)

Where Seller does not agree with the Defect Value set forth in Buyer's notice, Seller shall counteroffer with a Defect Value it ascertains to be the diminution in value.  If Buyer agrees, that value shall be the amount of the Downward Defect Adjustment.  Should the parties not agree as to Seller's Defect Value, or otherwise reach agreement, Buyer or Seller shall have the right to either (i) remove such Property from the Closing, or (ii) terminate this Agreement.

(c)

If the Title Defect is a lien, encumbrance, or other charge upon a Property which is undisputed and liquidated in amount, then the Downward Defect Adjustment shall be the amount necessary to be paid to the obligee to remove the Title Defect from the affected Property; provided, however, that if the Title Defect affects more than Seller's interest in the affected Property, then the amount of the Downward Defect Adjustment will be reduced proportionately to the extent of Seller's interest in the affected Property.

(d)

Should a Title Defect occur as to a particular tract within unitized acreage, any Downward Defect Adjustment shall be calculated based upon that tract's participation factor within such unit.

Notwithstanding anything to the contrary herein, if Seller elects not to cure a Title Defect that has a materially adverse effect on the value of the Subject Interests (as determined by Buyer in its sole reasonable discretion), then Buyer may elect to terminate this Agreement.

10.5.

Seller's Election to Cure.  If Buyer timely asserts a Title Defect and Seller elects to cure such Title Defect, Seller shall have a period of 7 days from the end of the Examination Period within which to cure the defect and furnish evidence of same (the "Cure Period").  Title Defects asserted by Buyer shall have been cured if such curative is sufficient to render Good and Defensible Title.  Evidence of Seller's cure of such Title Defects shall be presumed to be sufficient unless, within [3] days after receipt of evidence of the same, Buyer notifies Seller that the curative is not acceptable.  If Seller cures a Title Defect applicable to any Property, then such Property shall be conveyed upon Closing and the portion of the Purchase Price attributable to such Property shall be contemporaneously paid by Buyer to Seller in the same manner and to the same extent that such Property would have been treated if the Title Defect had not been asserted.    If (a) Seller fails to cure any Title Defect prior to Closing or (b) if, prior to Closing, Buyer notifies Seller that the curative is unacceptable and Seller disagrees, then Buyer may elect to (x) waive such Title Defect and proceed to Closing, (y) exclude the Property (or portion thereof) affected by such Title Defect and adjust the Purchase Price by an amount equal to the Defect Value attributable thereto (as defined above), or (z) if such Title Defect affecting such Property has a materially adverse effect on the value of the Subject Interests (as determined by Buyer in its sole reasonable discretion, terminate the Agreement.  As to those Properties, if any, which Buyer elects to exclude pursuant to clause (y) above, the Purchase Price shall be reduced by the Defect Value of such Title Defect affecting the Property and:

(a)

If Seller cures a Title Defect affecting such Properties within 60 days after Closing (the "Post-Closing Cure Period"), then, on the next business day following the 69th day after Closing, or at such earlier date convenient to both Buyer and Seller, Seller shall execute and deliver to Buyer an Assignment, Bill of Sale, and Conveyance of the Property for which the Title Defect was cured in the same form and upon the same terms as the Properties conveyed by Seller to Buyer at Closing.  Contemporaneously with such Assignment, Bill of Sale, and Conveyance, Buyer shall pay to Seller the portion of the Purchase Price attributable to that Property so conveyed.

(b)

If Seller fails to cure a Title Defect within the Post-Closing Cure Period, Buyer, at its option, may elect to waive or continue to assert such Title Defect.  If Buyer elects to continue to assert such Title Defect, Seller may terminate this Agreement as to the Property for which the Title Defect was not cured, and neither Buyer nor Seller shall have any further obligation respecting the purchase or sale of such Property, which title shall remain in Seller.  If Buyer elects to waive such Title Defect, then the procedures of Section  above shall apply.

ARTICLE XI
INDEMNIFICATION

11.1.

Indemnification by Buyer.  From and after the Closing, and to the fullest extent permitted by law, Buyer shall indemnify, defend, and hold harmless Seller, its affiliates and subsidiaries, and their respective partners, managers, directors, shareholders, officers, employees, agents, representatives, contractors, and subcontractors (collectively, "Seller Indemnified Parties") from and against any and all liabilities, claims, losses, strict liability claims, demands, lawsuits, judgments, orders, fines, penalties, damages, punitive damages, expenses (including but not limited to reasonable attorneys' fees), costs, environmental assessments and clean-up costs, and causes of action asserted by any person or entity (collectively "Liabilities/Claims"), arising from or relating to:

(a)

Any inaccuracy in or breach of the representations and warranties made by Buyer set forth in Article IV;

(b)

Buyer's, its contractor's and/or agent's pre-Closing inspection of the Properties;

(c)

Any Contract assigned under this Agreement, to the extent such Liabilities/Claims relate to performance of the obligations of such Contract arising after the Closing Date;

(d)

The possession, ownership, use, or operation of the Subject Interests in the Properties by Buyer or its successors or assigns after the Effective Time, or the assumption of responsibilities hereunder by Buyer concerning the Subject Interests in Properties;

(e)

Buyer's proportionate share of soil contamination, water contamination, and/or other types of environmental damage or contamination in, on, around, or under the Properties (collectively, "Environmental Contamination") and arising from Buyer's assumption of the Assumed Obligations with respect to the Properties after the Closing; and

(f)

Any other matters for which Buyer has agreed to indemnify Seller under this Agreement.

Buyer acknowledges that its obligations under this Section 11.01 shall include, but not be limited to, losses, liabilities, claims, strict liability claims, lawsuits, fines, penalties, judgments, expenses (including but not limited to reasonable attorneys' fees), environmental remediation and clean-up costs, and damages that arise from or relate to common law principles and/or governmental laws, orders, directives, rules, regulations, orders, decrees, or other similar requirements that relate to environmental pollution, environmental control, or environmental matters of any kind, including, but not limited to, the Safe Drinking Water Act, 42 U.S.C. § 300f Et Seq.; the Federal Insecticide, Fungicide & Rodenticide Act, 7 U.S.C. § 136 Et Seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 Et Seq.; the Oil Pollution Act Of 1990, 33 U.S.C. § 2701 Et Seq.; the Clean Water Act, 33 U.S.C. § 1251 Et Seq.; the Clean Air Act, 42 U.S.C. § 7401 Et Seq.; the Resource Conservation And Recovery Act, 42 U.S.C. § 6901 Et Seq.; the Comprehensive Environmental Response, Compensation And Liability Act, 42 U.S.C. § 9601 Et Seq., and any equivalent state laws, as each may be amended from time to time.

11.2.

Indemnification by Seller.  From and after the Closing, and to the fullest extent permitted by law, Seller shall indemnify, defend, and hold harmless Buyer, its affiliates and subsidiaries, and their respective partners, managers, directors, shareholders, officers, employees, agents, representatives, contractors, and subcontractors (collectively, "Buyer Indemnified Parties") from and against any and all "Liabilities/Claims" arising from or relating to:

(a)

Any inaccuracy in or breach of the representations and warranties made by Seller set forth in Article III; and

(b)

Any other matters for which Seller has agreed to indemnify Buyer under this Agreement.

Seller acknowledges that its obligations under this Section  shall include, but not be limited to, losses, liabilities, claims, strict liability claims, lawsuits, fines, penalties, judgments, expenses (including but not limited to reasonable attorneys' fees), environmental remediation and clean-up costs, and damages that arise from or relate to common law principles and/or governmental laws, orders, directives, rules, regulations, orders, decrees, or other similar requirements that relate to environmental pollution, environmental control, or environmental matters of any kind, including, but not limited to, the Safe Drinking Water Act, 42 U.S.C. § 300f Et Seq.; the Federal Insecticide, Fungicide & Rodenticide Act, 7 U.S.C. § 136 Et Seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 Et Seq.; the Oil Pollution Act Of 1990, 33 U.S.C. § 2701 Et Seq.; the Clean Water Act, 33 U.S.C. § 1251 Et Seq.; the Clean Air Act, 42 U.S.C. § 7401 Et Seq.; the Resource Conservation And Recovery Act, 42 U.S.C. § 6901 Et Seq.; the Comprehensive Environmental Response, Compensation And Liability Act, 42 U.S.C. § 9601 Et Seq., and any equivalent state laws, as each may be amended from time to time.

11.3.

Indemnification Procedure.  In the event that any legal proceedings shall be instituted or any claim or demand shall be asserted by any person in respect of which indemnification may be sought by any party or parties from any other party or parties under the provisions of this Agreement, the party or parties seeking indemnification (collectively, the "Indemnitee") shall cause written notice of the assertion of any claim of which it has knowledge that is covered by the indemnity to be forwarded promptly to the party or parties from which indemnification is sought (collectively, the "Indemnitor").  The Indemnitor shall have the right, at its option and at its own expense, to be represented by counsel of its choice and to participate in, or to take exclusive control of, the defense, negotiation, and/or settlement of any proceeding, claim, or demand which relates to any amounts indemnifiable or potentially indemnifiable under this Agreement; provided, however, that the Indemnitee may participate in any such proceeding with counsel of its choice and at its own expense, shall have a right to notice of any settlement, and the Indemnitor shall not execute or otherwise agree to any settlement or consent decree which provides for other than monetary payment without the Indemnitee's prior written consent, which consent will not unreasonably be withheld.  Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnitor.  In the event that the Indemnitor elects not to defend or settle such proceeding, claim, or demand and the Indemnitee defends, settles, or otherwise deals with any such proceeding, claim, or demand, which settlement may be without the consent of the Indemnitor, the Indemnitee will provide 15 days advance written notice of any settlement to the Indemnitor and will act reasonably and in accordance with its good faith business judgment.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation, or settlement of any such legal proceeding, claim, or demand.  After final judgment or award shall have been rendered by a court, arbitration board, or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnitee and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter indemnified by the Indemnitor, the Indemnitee shall forward to the Indemnitor notice of any sums due and owing by the Indemnitor with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnitee by check within 30 days after the date of such notice.  In the event of any claim by a third party against an Indemnitee, the Indemnitee will, at its own expense, use its best efforts to make available to the Indemnitor those employees whose assistance, testimony, or presence is necessary to assist the Indemnitor in evaluating and in defending such claims; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of the Indemnitee but failure to provide necessary witnesses or access to information will excuse Indemnitor's performance.

11.4.

Survival.

(a)

The representations of Seller set forth in Article III and the representations of Buyer set forth in Article IV shall survive the Closing for a period of two years from the Closing Date.

(b)

Subject to Section  above, the indemnity obligations of Buyer set forth in Section  and the indemnity obligations of Seller set forth in Section  shall survive the Closing without limitation.

11.5.

Limitations.  Notwithstanding anything to the contrary herein: (a) neither party shall have any liability under the indemnification provisions of this Article XI unless the amount of such liability exceeds one percent (1%) of the purchase price in the aggregate AND THEN ONLY TO THE EXTENT OF SUCH EXCESS; provided, however, that in no event shall either party's liability exceed on a cumulative basis five percent (5%) of the Purchase Price and (b) NEITHER SELLER NOR BUYER SHALL BE LIABLE OR HAVE ANY RESPONSIBILITY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST EARNINGS OR PROFITS, OTHER THAN THE OBLIGATIONS TO INDEMNIFY THE OTHER PARTY PURSUANT TO SECTIONS 11.01 AND 11.02 FOR SUCH DAMAGES ACTUALLY PAID BY SUCH OTHER PARTY.

11.6.

Exclusive Remedy.  Notwithstanding anything to the contrary in this Agreement, the indemnification obligations under sections 11.01 and 11.02 shall be the sole and exclusive remedy of any third party claims or any claims between the parties hereto (or their affiliates) with respect to any breach of any representations, warranties or covenants made under this Agreement.

ARTICLE XII
TERMINATION

12.1.

Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing, as follows:

(a)

by written agreement of Seller and Buyer;

(b)

by Buyer, (i) if the conditions in Section 7.02 have not been satisfied or waived in writing by Buyer on or before Closing (unless the failure results primarily from Buyer breaching any representation, warranty or covenant contained in this Agreement) or (ii) pursuant to the terms of Section  or Section ; and

(c)

by Seller, (i) if the conditions set forth in Section 7.03 have not been satisfied or waived in writing by Seller on or before Closing (unless the failure results primarily from Seller breaching any representation, warranty or covenant contained in this Agreement), or (ii) if, as a result of purchase price adjustments, the Purchase Price has been reduced by greater than 10% of the Purchase Price.

12.2.

Effect of Termination.  If this Agreement is terminated pursuant to Section 12.01, all rights and obligations of the parties under or pursuant to this Agreement shall terminate without further liability or obligation to any party to the other (except for any liability of any party then in breach).

ARTICLE XIII
MISCELLANEOUS

13.1.

Brokers.  Each of the parties represents and warrants that there are no claims for brokerage commission or finders' fees in connection with the transaction contemplated by this Agreement, and Seller and Buyer will respectively pay or discharge, and will indemnify the other for, brokerage commissions or finders' fees incurred by reason of any action taken by such indemnifying party.

13.2.

Assignment.  The terms, provisions and conditions of this Agreement shall extend to, be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns.  No party may assign this Agreement without the advance written consent of the other, which such consent may be withheld for any reason.

13.3.

Entire Agreement.  This Agreement together with the specific documents to be delivered at Closing constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and may not be amended, modified, altered, superceded, except by written instrument executed by Buyer and Seller.

13.4.

Severability.  Each portion of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

13.5.

Relationship of Parties.  Neither party shall be considered an agent, partner, employee or fiduciary of the other party, nor shall this Agreement be construed as creating any mining partnership or other partnership or association.

13.6.

Definition of Knowledge.  For purposes of this Agreement, the phrase "to the knowledge of Seller," shall mean to the actual knowledge, without investigation, of Abe Janz.  For purposes of this Agreement, the phrase "to the knowledge of Buyer," shall mean to the actual knowledge, without investigation, of Ken Berscht.

13.7.

Governing Law.  This Agreement shall be governed by, enforced in accordance with, and interpreted under, the laws of the State of Texas, without regard to it conflicts of law principles, and venue for any dispute between Seller and Buyer shall be in Dallas County, Texas.  In the event of any such dispute which is not promptly resolved by agreement of the parties, same shall be resolved by submission to non-binding mediation at the expense of the disputing parties pursuant to the provisions of Chapter 152 of the Texas Civil Practice and Remedies Code.  The mediator shall be a person knowledgeable in oil and gas law and operations.  Failing an agreement during or after mediation, the dispute shall be submitted to binding arbitration, and an arbitrator knowledgeable in oil and gas law and operations shall be selected by the parties, and if not so selected, then appointed by the senior active state district judge having jurisdiction in Dallas County, Texas.

13.8.

Negotiated Transaction.  The provisions of this Agreement were negotiated by both parties and shall be deemed to have been drafted by both Buyer and Seller.

13.9.

Notices.  Any notice, request, instruction, waiver or other communication to be given hereunder by any party shall be in writing and shall be considered duly delivered if personally delivered, mailed by certified mail with postage prepared or sent by e-mail to the addresses of the parties as follows:

Seller:

Petro Grande, LLC

13465 Midway Rd., Ste. 322, LB 10

Dallas, TX 75244

Attention: Abram Janz

Phone: 972-404-9995

Email: ajanz@petrogrande.com

Buyer:

Blugrass Energy Inc.

730-1015-4th Street SW

Calgary, AB T2R 1J4

Attention: Ken Berscht

Phone:

E-mail:

or at such other address as either party may designate by written notice.

13.10.

Waiver of Texas Deceptive Trade Practices Act.

(a)

Disclaimer.

BUYER EXPRESSLY WAIVES THE PROVISIONS OF CHAPTER XVII, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), VERNON'S TEXAS CODE ANNOTATED, TEXAS BUSINESS AND COMMERCE CODE (THE "DECEPTIVE TRADE PRACTICES ACT") AND BUYER ACKNOWLEDGES THAT THIS EXPRESS WAIVER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS SALE AND THE CONSIDERATION THEREOF; AND ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF BUYER AND EXPLAINED IN DETAIL AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER.

(b)

Due Diligence. Buyer represents that it has performed, or will perform prior to Closing, sufficient review and due diligence with respect to the Subject Interests, which includes reviewing well-data, title, and other files, and performing necessary evaluations, assessments, and other tasks involved in evaluating the Subject Interests, to satisfy its requirements completely and to enable it to make an informed decision to acquire the Subject Interests under the terms of this Agreement.

13.11.

Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

PETRO GRANDE, LLC

BLUGRASS ENERGY INC.

By:___________________________________

By:

Name:_________________________________

Name:

Title:

Title:

{WLMLAW W0074665.DOC}

EXHIBIT A

Oil and Gas Lease and Supplemental Agreement dated July 12, 2006, between Soto, Inc. and Chris Carmen Sutton, as lessor, and GS & BP, LP, as lessee, as evidenced by Memorandum of Oil and Gas Lease and Supplemental Agreement recorded as Document Number 146304, Book 669, Page 251, real property records of Crockett County, Texas, as amended by Amendment to Oil and Gas Lease and Supplemental Agreement dated effective as of October 15, 2007, recorded as Document Number 150427, Book 690, page 597, real property records of Crockett County, Texas, as further amended (and extended to July 12, 2013) by Second Amendment and Ratification of Oil and Gas Lease and Supplemental Agreement dated June 1, 2010, recorded as Document Number 156532, Book 728, page 698, real property records of Crockett County, Texas.

The Lease is owned by Petro Grande pursuant to that certain Assignment of Oil and Gas Lease dated effective as of May 1, 2008, recorded as Document Number 151724, Book 699, page 324, real property records of Crockett County, Texas.

All of the following lands are located in Crockett County, Texas:

Tract	Part	Section	Block	Abstract	Acres
1	All**	9	XX	3139	640
2	S/2	16	R	4008	320
3	E.Pt.	46	000	5470	390.9
4	All	26	000	4530	1280
5	All*	16	000	5252	640
6	All	17	000	3705	640
7	W/2	8	-0-	4511	645.1
8	E.Pt.	9	-0-	5142	251.8

* Less and Except forty (40) acres in the form of a square around the well bore of the Soto 16-1 Well located 660 feet FNL and 1,947 feet FWL of Section 16, limited from the surface down to one hundred feet (100’) below the stratigraphic equivalent of the base of the Canyon Formation; and

** Less and Except that certain 320 acre tract of land out of said Section 9, Block XX, more particularly described in Partial Release of Oil and Gas Lease dated July 23, 2004, recorded in Volume 640, Page 88, Official Public Records, and depths thereunder from the surface of the earth down to 100 feet below the stratigraphic equivalent of the base of the Canyon Formation as seen at the subsurface depth of 6,240 feet on the Gamma Ray Density Neutron log for the Anadarko-Childress Ranch North 901 Well, API #42-105-38755, located 2,490 feet FWL and 702 feet FNL of Section 9, Block XX, A-3139.

***

Seller's working interest:  87.5%

Seller’s net revenue interest:  65.625%

{WLMLAW W0074665.DOC}

EXHIBIT B

Form of Assignment, Bill of Sale and Conveyance

ASSIGNMENT, BILL OF SALE AND CONVEYANCE

"NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS RECORDED: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER'S LICENSE NUMBER".

STATE OF TEXAS

COUNTY OF CROCKETT

ASSIGNOR:

PETRO GRANDE, LLC

ASSIGNEE:

BLUGRASS ENERGY INC.

This Partial Assignment, Bill of Sale, and Conveyance ("Assignment"), to be effective as of 7:00 a.m. Central Daylight Time, on January ___, 2011 (the "Effective Time"), is made by Assignor in favor of Assignee.

RECITALS

Assignor and Assignee are parties to that certain Purchase and Sale Agreement dated January ___, 2011 (the "Purchase and Sale Agreement"), pursuant to which Assignor agreed to sell, assign, convey and transfer to Assignee, and Assignee agreed to purchase and assume from Assignor, certain properties and assets described in the Purchase and Sale Agreement.  As contemplated by the Purchase and Sale Agreement, Assignor and Assignee desire to enter into this Assignment for the purpose of effecting the transfer, conveyance and assignment by Assignor to Assignee of the Subject Interests (as defined below).

WITNESSETH

NOW, THEREFORE, in consideration of the amounts paid by Assignee to Assignor under the Purchase and Sale Agreement, and for other good and valuable consideration, the receipt and sufficiency of which Assignor hereby acknowledges, Assignor does hereby transfer, bargain, convey, and assign, to Assignee, effective for all purposes as of the Effective Time, all of Seller’s interest (the "Subject Interests") in and to the following properties and assets (collectively, the "Properties"):

(a)

The Lease, carried interests, licenses, permits (to the extent assignable), and other interests and agreements granting Seller the right to own, lease, explore, and/or develop Hydrocarbons (as defined below) in the Lands, all as more particularly described in Exhibit A, together with all other interests of Seller in and to the Lands subject thereto including, without limitation, working interests, net revenue interests, record title, operating rights, royalty interests, overriding royalty interests, and any other interests of a similar nature (collectively, the "Leasehold Interests");

(b)

All Hydrocarbons produced from or allocated to the Leasehold Interests or Lands as of the Effective Time.  For purposes of this Agreement, the term "Hydrocarbons" shall mean oil, gas well gas, casinghead gas, condensate, distillate, natural gas liquids, and all other liquid or gaseous hydrocarbons, and all components of any of them including products refined and manufactured therefrom and the accounts and proceeds from the sale thereof;

(c)

To the extent Seller may lawfully assign and convey the same, all documents and agreements relating to the Leasehold Interests or Lands, to the extent and only to the extent related thereto, including, without limitation, leases; operating agreements and gas balancing agreements; oil, gas, and condensate purchase and sale agreements; joint venture agreements; farmout agreements; farmin agreements; dry hole agreements; bottom hole agreements; acreage contribution agreements; area of mutual interest agreements; saltwater disposal agreements; servicing contracts; production purchase, gathering and processing agreements, third party contractor or supplier agreements, marketing agreements, and other contracts principally related to the Properties (collectively, "Contracts");

(d)

Any oil and gas, or oil, gas, and mineral unitization, pooling and communitization agreement, declaration, or order relating to the Leasehold Interests or Lands, and the units, pooled or communitized areas, if any, created thereby (including, without limitation, all units, pooled or communitized areas formed under orders, regulations, rules, or other official acts of any federal, state, or other governmental agency having or asserting jurisdiction); all production from the unit, pooled or communitized area allocated to the Leasehold Interests or Lands, and all interests in any wells within the unit, pooled or communitized area associated with the Leasehold Interests or Lands;

(e)

All franchises, easements, rights-of-way, contract rights, intangible rights, inchoate rights, rights under warranties made by prior owners of the Leasehold Interests or Lands, manufacturers, vendors, and other third parties, rights accruing under applicable statutes of limitation or prescription and other rights, estates, and hereditaments incident or relating to the Leasehold Interests, Lands or gas gathering and processing systems; and

(f)

Without limiting the foregoing, all of Seller's interests and estate, whether real, personal or mixed, movable or immovable, of every nature and description in and to or derived under the Leasehold Interests or Lands, whether such right, title, claim, or interest be under and by virtue of an oil and gas lease, oil, gas, and mineral lease, operating agreement, unitization, pooling, operating or communitization agreement, declaration or order, division order, transfer order, or any other type of contract, conveyance or instrument, or under and by virtue of any other type of claim or title to the Properties, present or reversionary.

TO HAVE AND TO HOLD the Subject Interests, together with all and singular the rights and appurtenances thereunto and in anywise belonging unto Assignee, its successors and assigns, forever.  Assignor does by these presents bind itself and its successors and assigns to WARRANT and FOREVER DEFEND, all and singular, the Subject Interests unto Assignee and Assignee's successors and assigns against every person whomsoever lawfully claiming or to claim the same or any part hereof, BY, THROUGH, OR UNDER ASSIGNOR ONLY, BUT NOT OTHERWISE.  Assignor also hereby grants and transfers to Assignee, its successors and assigns, to the extent so transferable, the benefit of and the right to enforce the covenants and warranties of title, if any, which Assignor is entitled to enforce with respect to the Properties against Assignor's predecessors in title to the Properties.

EXCEPT AS SPECIFICALLY SET FORTH IN THE PURCHASE AND SALE AGREEMENT, IT IS EXPRESSLY UNDERSTOOD BY THE PARTIES HERETO THAT THE SUBJECT INTERESTS ARE BEING SOLD BY ASSIGNOR AND PURCHASED BY ASSIGNEE AS IS, WHERE IS, WITH ALL FAULTS AND DEFECTS, BOTH PATENT AND LATENT, AND WITHOUT WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, REGARDLESS OF HOW SUCH FAULTS AND DEFECTS WERE CAUSED OR CREATED (BY ASSIGNOR'S NEGLIGENCE, ACTIONS, OMISSIONS, OR FAULT, OR OTHERWISE).  ASSIGNEE ACKNOWLEDGES IT HAS HAD A REASONABLE OPPORTUNITY TO INSPECT AND EXAMINE THE CONDITION OF EACH AND EVERY ITEM THEREOF, AND ASSIGNEE IS AWARE OF AND ACCEPTS THE CONDITION OF EACH AND EVERY ITEM THEREOF.  ALTHOUGH ASSIGNOR HAS MADE ITS FILES AND RECORDS AVAILABLE TO ASSIGNEE, ASSIGNOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY TITLE OPINION, DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION, OR MATERIALS FURNISHED OR MADE AVAILABLE TO ASSIGNEE IN CONNECTION WITH THE PROPERTIES INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE PROPERTIES, THE PRICING ASSUMPTIONS, THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, ANY OTHER MATTERS CONTAINED IN THE PROPRIETARY DATA, OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO ASSIGNEE BY ASSIGNOR OR BY ASSIGNOR'S AGENTS OR REPRESENTATIVES.  EXCEPT AS EXPRESSLY PROVIDED HEREIN, IN ENTERING INTO THIS ASSIGNMENT, ASSIGNEE HAS RELIED AND WILL RELY SOLELY UPON ITS INDEPENDENT INVESTIGATION OF, AND JUDGMENT WITH RESPECT TO, THE PROPERTIES AND THEIR VALUE.

This Assignment shall bind and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

{WLMLAW W0074665.DOC}

EXECUTED as of ___________, 2011 to be effective for all purposes as of the Effective Time.

ASSIGNOR:

Petro Grande, LLC

By:_____________________________________

Name:  _________________________________

Title: ___________________________________

ASSIGNEE:

Blugrass Energy Inc.

By:_____________________________________

Name:  _________________________________

Title: ___________________________________

STATE OF ___________________

)

)

COUNTY OF _______________

)

The foregoing instrument was acknowledged before me on ____________, 2011, by ____________, the ____________ of Petro Grande, LLC in the capacities above indicated.

_____________________________________________

Notary Public in and for the State of ______________

STATE OF _________

)

)

COUNTY OF _______

)

The foregoing instrument was acknowledged before me on ____________, 2011, by ____________, the ____________ of Blugrass Energy Inc. in the capacities above indicated.

_____________________________________________

Notary Public in and for the State of ______________

{WLMLAW W0074665.DOC}

EXHIBIT C

Form of Term Note

[attached]

{WLMLAW W0074665.DOC}

{WLMLAW W0074665.DOC}